Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our reserves report dated January 28, 2022, included in the Annual Report on Form 10-K of Whiting Holdings LLC (formerly known as Whiting Petroleum Corporation) for the fiscal year ended December 31, 2021, as amended, as well as in the notes to the financial statements included therein, incorporated by reference to this Registration Statement on Form S-8 of Chord Energy Corporation, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

July 13, 2022